EXHIBIT 14
The Fauquier Bank

Organizational Functional Area:	Corporate

Policy:	Business Conduct and Ethics

Board Approved:	May 18, 2006

Effective Date:	May 18, 2006

Last Revision Date:	April 20, 2006

Department/Individual Responsible For Maintaining/Updating Policy	VP, Human Resources
BUSINESS CONDUCT AND ETHICS
I. PURPOSE
          This Code of Business Conduct and Ethics (this “Code”) provides a general statement of The Fauquier Bank (Bank) and Fauquier Bankshares, Inc. (Company) expectations regarding the ethical standards that each director, officer and employee should adhere to while acting on behalf of the Bank. Each director, officer and employee is expected to read and become familiar with the ethical standards described in this Code and may be required, from time to time, to affirm his or her agreement to adhere to such standards by signing the Compliance Certificate that appears at the end of this Code.
II. ADMINISTRATION
          The Bank’s Board of Directors is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Bank, the business practices with the Banking industry, the Bank’s own business practices, and the prevailing ethical standards of the community in which the Bank operates. While the Bank’s Chief Executive Officer will oversee the procedures designed to implement this Code to ensure that they are operating effectively, it is the individual responsibility of each director, officer and employee of the Bank to comply with this Code.

III. COMPLIANCE WITH LAWS, RULES AND REGULATIONS
     The Bank will comply with all laws and governmental regulations that are applicable to the Bank’s activities, and expects that all directors, officers and employees acting on behalf of the Bank will obey the law. Specifically, the Bank is committed to:
•	Maintaining a safe and healthy work environment;

•	Promoting a workplace that is free from discrimination or harassment based on race, color, religion, sex or other factors that are unrelated to the Bank’s business interests;

•	Supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

•	Conducting its activities in full compliance with all applicable environmental laws;

•	Keeping the political activities of the Bank’s directors, officers and employees separate from the Bank’s business;

•	Prohibiting any illegal payments to any government officials or political party of any country; and

•	Complying with all applicable state and federal securities and banking laws and regulations.
     Directors, officers and employees are prohibited from illegally trading the Company’s securities while in possession of material, nonpublic (“inside”) information about the Bank. The Bank’s Insider Trading Policy, which describes the nature of inside information and the related restrictions on trading, is deemed a part of this Code.
IV. CONFLICTS OF INTEREST, CORPORATE OPPORTUNITIES
     Directors, officers and employees should not be involved in any activity which creates or gives the appearance of a conflict of interest between their personal interests and the Bank’s interest. Specific guidelines for directors are outlined in the Corporate Governance Guidelines; however, no director, officer or employee shall:
•	Be a consultant to, or a director, officer or employee of, or otherwise operate an outside business that markets products or services in competition with the Banks’ current or potential products and services;

•	Have any financial interest, including stock ownership, in any such outside business that might create or give the appearance of a conflict of interest;

•	Seek or accept any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms or in the ordinary course of their respective businesses;

•	Be a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would interfere with the director’s, officer’s or employee’s responsibilities with the Bank;

•	Accept any personal loan or guarantee of obligations from Company, except to the extent such arrangements are legally permissible;

•	Conduct business on behalf of the Bank with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives; or

•	Use the company’s property, information or position for personal gain.
          The appearance of a conflict of interest may exist if an immediate family member or director, officer or employee of the company is a consultant to, or a director, officer or employee of, or has a significant financial interest in, a competitor, supplier or customer of the Bank, or otherwise does business with the Bank.
          Directors and officers shall notify the Bank’s President and employees shall notify the VP of Human Resources of the existence of any actual or potential conflict of interest.
V. CONFIDENTIALITY: PROTECTION AND PROPER USE OF THE BANK’S ASSETS
          Directors, officers and employees shall maintain the confidentiality of all information entrusted to them by the Bank or its suppliers, customers or other business partners, except when disclosure is authorized by the Company or legally required.
          Confidential information includes (1) information marked “Confidential,”, “Private,” “For Internal Use Only,” or similar legends, (2) technical or scientific information relating to current and future products, services or research, (3) business or marketing plans or projections, (4) earnings and other internal financial data, (5) personnel information, (6) supply and customer lists and (7) other non-public information that, if disclosed, might be of use to the Bank’s competitors, or harmful to the Bank or its suppliers, customers or other business partners.
          To avoid inadvertent disclosure of confidential information, directors, officers and employees shall not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends.
          Directors, officers and employees are personally responsible for protecting those assets that are entrusted to them and for helping to protect the Bank’s assets in general.

          Directors, officers and employees shall use the Bank’s assets for the Banks legitimate business purposes only.
VI. FAIR DEALING
          The Bank is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, openness and individual integrity. Directors, officers and employees are expected to deal honestly and fairly with the Bank’s customers, suppliers, competitors and other third parties. To this end, directors, officers and employees shall not:
•	Make false or misleading statements to customers, suppliers or other third parties;

•	Make false or misleading statements about competitors;

•	Solicit or accept from any person that does business with the Bank, or offer or extend to any such person,
•	cash of any amount; or

•	gifts, gratuities, meals or entertainment that could influence or reasonably give the appearance of influencing the Bank’s business relationship with that person or go beyond common courtesies usually associated with accepted business practice;
•	Solicit or accept any fee, commission or other compensation for referring customers to third-party vendors; or

•	Otherwise take unfair advantage of the Bank’s customers or suppliers, or other third parties, through manipulation, concealment, and abuse of privileged information or any other unfair-dealing practice.
VII.	ACCURATE AND TIMELY PERIODIC REPORTS
          The Bank is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file. To this end, the Bank shall:
•	Comply with generally accepted accounting principles at all times;

•	Maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

•	Maintain books and records that accurately and fairly reflect the Bank’s transactions;

•	Prohibit the establishment of any undisclosed or unrecorded funds or assets;

•	Maintain a system of internal controls that will provide reasonable assurances to management that material information about the Bank is made known to management, particularly during the periods in which the Bank’s periodic reports are being prepared; and

•	Present information in a clear and orderly manner in the Bank’s periodic reports.

VIII REPORTING AND EFFECT OF VIOLATIONS
          Directors and officers shall report, in person or in writing, any known or suspected violations of laws, governmental regulations or this Code to the Bank’s President and CEO. Employees who are not directors or officers shall report such violations to the VP of Human Resources. The Bank will not allow any retaliation against a director, officer or employee who acts in good faith in reporting such violation.
          The Bank will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Directors, officers and employees that violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include termination.
IX. WAIVERS
          The provisions of this Code may be waived for directors or executive officers only by a resolution of the Bank’s Board of Directors. The provisions of this Code may be waived for employees who are not directors or executive officers by the Bank’s President and CEO. Any waiver of this Code granted to a director or executive officer will be publicly disclosed as required by the securities exchange or association on which the Bank’s securities are listed for trading. Any change in or waiver of the code for senior financial officers will be publicly disclosed as required by the Securities Exchange Commission.
COMPLIANCE CERTIFICATE
          I have read and understand THE FAUQUIER BANK’s Code of Business Conduct and Ethics (the “Code”). I will adhere in all respects to the ethical standards described in the Code. I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include terminating.
          I certify that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Signature Printed Name Title/Position

Check one of the following:
☐     A Statement of Exceptions is attached.
☐     No Statement of Exceptions is attached.